Exhibit 4.17

Summary

of

Community Services Framework Agreement

Between

Registrant

and

China Telecom Group

dated August 30, 2006

Pursuant to the Community Services Framework Agreement, the Provincial Subsisting Companies will provide the Twenty Provincial Telecom Companies with services relating to culture, education, property management, vehicle service, health and medical care, hotel and conference service, community and sanitary service. The pricing terms for such services are as follows: (1) For services whose prices are determined by the government, the pricing of such services should follow government-set pricing. (2) For services whose pricing is guided by the government, their prices should be determined with reference to the government-guided prices. (3) For services that do not have any government-set or government-guided prices but have market rates, their prices should be determined by referring to the market rates. (4) For those services that have none of the government-set, government-guided prices or market rates, the two parties should determine the prices through negotiation. However, the negotiated prices should be determined by reasonable costs pus reasonable profits. “Reasonable costs” refer to the costs determined by the two parties through negotiation. “Government-set prices” refer to the prices set forth by the pricing authorities or other relevant authorities of the government within their pricing power and the scope of products and services they are authorized to set prices for in accordance with the Price Law of the People’s Republic of China. “Government-guided prices” refer to the prices determined by the operators under the guidance of the standard prices and floating scope set forth by the pricing authorities or other relevant authorities of the government within their pricing power and pricing scope in accordance with the Price Law of the People’s Republic of China. “Market rate” refers to the price set forth by the operator and formed through market competition. The market rate is determined in the following order: (1) The price asked for by any independent third party provider of that type of service under normal transactional circumstances at that time in the same or neighboring region where the service is provided; or (2) The price asked for by any independent third party provider of that type of service under normal transactional circumstances at that time in China. The Community Services Framework Agreement will expire on 31 December 2007, and may be renewed for further periods of three years upon expiration without limit in the number of renewals, unless either party provides notice of non-renewal in writing to the opposite party three months prior to the end of the relevant term.